Exhibit 24.1

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David A. Baldini his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

/s/ David. A. Baldini	Date: August 31, 2007
David. A. Baldini
Chairman of the Board,
President and Chief Executive Officer

/s/ P. Mark Perkins	Date: August 31, 2007
P. Mark Perkins
Executive Vice President and Director

/s/ Robert J. McGill	Date: August 31, 2007
Robert J. McGill, Director

/s/ Donald Russell	Date: August 31, 2007
Donald Russell, Director

/s/ Thomas E. Whytas, Jr.,	Date: August 31, 2007
Thomas E. Whytas, Jr., Director